Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS  RELEASE

ZAZA ENERGY ANNOUNCES CLOSING OF EAST TEXAS JV
AGREEMENTS WITH QUANTUM ENERGY PARTNERS

HOUSTON, TX (September 22, 2014) ZaZa Energy Corporation (“ZaZa” or the “Company”) (NASDAQ:ZAZA) today announced that it has closed the previously announced Purchase and Sale Agreement with an affiliate of Quantum Energy Partners (“Quantum”), which includes an East Texas Development Agreement comprising Walker, Grimes, Madison, Trinity, and Houston counties (collectively, the “Quantum Agreements”).

Pursuant to the terms of the Quantum Agreements, ZaZa will receive total consideration of approximately $17 million, which includes $11 million in cash that was paid to ZaZa on September 18.  In exchange, ZaZa has assigned to Quantum 6,000 net acres in undeveloped leases within ZaZa’s “Southern Development Area” in East Texas (see below).  Quantum’s interest is an undivided one, spread evenly across all of the leases in the 144,000-acre Southern Development Area.

Following the closing of these Agreements, ZaZa’s East Texas acreage holdings comprise two separate development areas, each with different operators and ownership structures:

•                  Southern Development Area (Madison, Walker, and Grimes counties). The Southern Development Area comprises approximately 144,000 net acres and is operated by EOG Resources, Inc.  ZaZa holds a 20.78% working interest, or approximately 30,000 net acres and Quantum holds a 4.22% working interest, or 6,000 net acres in this area.  During the next two years, ZaZa has the option to participate for both its and Quantum’s working interest—for a total of a 25% working interest to ZaZa—in the next 15 wells drilled within the Southern Development Area.  ZaZa also retained its full 25% working interest in all wells spudded prior to the closing of the Quantum Agreements.

•                  Northern Development Areas (Houston, Trinity, and Leon counties).  The Northern Development Areas comprise approximately 10,000 net acres and is operated and owned 100% by ZaZa.  This acreage was not subject to the Quantum Agreements.  Through the remainder of 2014 ZaZa will be preparing the acreage block in Houston and Trinity counties to be drill ready from a unit formation perspective, and the Company’s leasing is now focused on contiguous acreage additions.

President and CEO Todd A. Brooks stated, “Our new venture with Quantum Energy Partners better enables ZaZa to finance a more aggressive drilling program.  It also represents further validation of ZaZa’s positioning within the East Texas unconventional oil and gas play, where ZaZa was a first mover more than four years ago.  We look forward to working with Quantum’s team to realize the potential of our area’s multiple stacked pay zones.”

The proceeds from the transaction principally will be used to fund drilling CAPEX and lease acquisitions, with $1.1 million of the proceeds required to be used for senior secured debt reduction under the terms of that debt.  The Company’s senior secured debt has now been reduced to $13.9 million (from its initial level of $100 million).

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is a publicly-traded exploration and

713-595-1900 (OFFICE)    •    713-595-1919 (FAX)    •    WWW.ZAZAENERGY.COM

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production company with primary assets in the Eagle Ford and Eagle Ford East resource plays in Texas.  More information about the Company may be found at www.zazaenergy.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation, statements and projections regarding the Company’s future financial position, operations, performance, business strategy, returns, budgets, reserves, levels of production and costs, ability to raise additional capital or refinance indebtedness, statements regarding future commodity prices and statements regarding the plans and objectives of the Company’s management for future operations, are forward-looking statements.  The Company’s forward looking statements are typically preceded by, followed by or include words such as “will,” “may,” “could,” “would,” “should,” “likely,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “plan,” “intend” and similar words or expressions.  The Company’s forward-looking statements are not guarantees of future performance and are only predictions and statements of the Company’s beliefs based on assumptions that may prove to be inaccurate.  Forward-looking statements involve known, unknown or currently unforeseen risks and uncertainties that may be outside of the Company’s control and may cause the Company’s actual results and future developments to differ materially from those projected in, and contemplated by, such forward-looking statements.  Risks, uncertainties and other factors that could cause the Company’s actual results to materially differ from the expectations reflected in the Company’s forward-looking statements include, without limitation, our ability to complete a joint venture on our Northern Development Area on acceptable terms, our former registered public accounting firm has expressed doubt about our ability to continue as a going concern; fluctuations in the prices for, and demand for, oil, natural gas and natural gas liquids; our substantial level of indebtedness; problems with our joint ventures or joint venture partners; our ability to raise necessary capital in the future; exploratory risks associated with new or emerging oil and gas formations; risks associated with drilling and operating wells; inaccuracies and limitations inherent in estimates of oil and gas reserves; our ability to replace oil and gas reserves and any other factors or risks listed in the reports and other filings that the Company has filed and may file with the Securities and Exchange Commission.  Any forward-looking statements made by the Company in this presentation and in other written and oral statements are based only on information currently available to the Company and speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future developments or otherwise.

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Source: ZaZa Energy Corporation

Paul F. Jansen, 713-595-1900

Chief Financial Officer

or

Jay Morakis, 212-266-0191
Investor Relations
jmorakis@mgroupsc.com